EX 99.28(p)(15)

CURIAN CAPITAL, LLC

CODE OF ETHICS

Introduction.

Curian Capital, LLC (“Curian”) is an investment adviser registered with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Investment Advisers Act of 1940, and rules thereunder (“Advisers Act”).  Curian Capital is the investment adviser and sponsor of certain separately managed account programs as well as investment adviser to the series (“Funds”) of the Curian Series Trust and the Curian Variable Series Trust (“Trusts”).

Curian and the Trust’s Board of Trustees has adopted and approved this Code of Ethics ("Code") in accordance with the provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (“1940 Act”).  While Curian is the investment adviser to the Funds and will manage directly the Funds that invest only in other affiliated funds,  non-affiliated sub-advisers will primarily conduct the day-to-day management of the Funds that do not invest only in other affiliated funds.  Pursuant to the sub-advisers’ respective “Sub-Advisory Agreements” with Curian and the Funds, the sub-advisers make the investment decisions for those Funds, including determinations as to the purchase and sale of securities for those Funds and the disposition of the assets for those Funds.  Curian has received exemptive relief from the SEC, to be a “Manager of Managers,” and will monitor and review the performance of the sub-advisers and the Funds.

The purpose of the Code of Ethics is to govern the professional conduct and personal securities trades of "Supervised Persons" (as herein) of Curian, whose personal interests, in certain circumstances, may conflict with those of Curian and its investment advisory clients.  While Curian has full confidence in the integrity of all of its employees, officers and directors, it recognizes that certain of these persons, and in particular, our investment personnel, have or may have knowledge of present or future client transactions and, in certain circumstances, the power to influence transactions made by or for Clients (as defined herein).  If such individuals engage in personal transactions in securities that are eligible for investment by Clients, these individuals could be in the position where their personal interest may conflict with the interests of Clients.

Except for the Funds of Curian Variable Series Trust that invest only in other affiliated funds, Curian has engaged investment sub-advisers to provide investment services to each Fund and generally does not have portfolio investment selection authority for the Funds or the Trusts.  Additionally, except for those funds of affiliated funds, the Trust’s Trustees and officers who are affiliated with Curian (the “Curian Officers”) do not have portfolio investment selection authority for the Funds or the Trust.

For the Curian Series Trust, Curian, as the discretionary adviser for the Curian separately managed account program, will give all orders for the purchase or sale of each Fund of that Trust. The Funds of the Curian Series Trust are designed to be a component of a separately managed account that also invests in individual securities and other investments. Those Funds are not available directly to investors. Therefore no reporting or pre-clearance of transactions involving shares of those Funds will be required.

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For the Curian Variable Series Trust, since those Funds are available as investment options under variable insurance products that are sold to investors, reporting (but not pre-clearance) of transactions involving shares of those Funds (through allocations in the unit investment trust that invests in the Funds)  is required.

In addition, all Supervised Persons should be aware of additional policies and procedures with respect to their personal conduct, trading and material non-public information (as defined herein).  These additional policies and procedures are set forth in:

●	Curian’s Compliance Policies and Procedures Manual;
●	Curian’s Code of Conduct;
●	Curian’s Insider Trading Policies and Procedures; and
●	Curian’s Chinese Wall Procedures.

All Supervised Persons  will receive copies of the Code of Ethics and Insider Trading Policies and Procedures from Curian’s Compliance Department.

I.	General Principles.

A.	Fiduciary Duty.

These procedures are based on the principle that Supervised Persons of Curian owe a fiduciary duty to its Clients and the Funds.  This duty includes the obligation to conduct their business affairs and activities and personal securities transactions in a manner that does not interfere with the transactions of any Client or Fund and does not otherwise take unfair advantage of their relationship with Clients or Funds.  In recognition of this duty, Curian hereby adopts the following general principles to guide the actions of its Supervised Persons:

(1)
Supervised Persons of Curian have a responsibility to deal fairly and ethically with Clients in conducting their business activities.  They have a duty at all times to place the interests of Clients and Funds first.

(2)
Supervised Persons have the duty to conduct all personal securities transactions in a manner consistent with this Code of Ethics and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.

(3)
Supervised Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a Client or Fund, or that otherwise bring into question the Supervised Person's independence or judgment.

(4)
All personal securities transactions by Supervised Persons must be accomplished so as to avoid the appearance of a conflict of interests on the part of such Supervised Persons with the interests of a Client or Fund.

B.	Definitions.

(1)	“Supervised Persons” include:

(a)	Access persons, directors, officers, and managers of Curian, or other persons occupying a similar status or performing similar functions;

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(b)	All employees of Curian.

(2)	Access Person means:

(a)	Any director or officer of Curian and any officers of the Curian Series Trust or the Curian Variable Series Trust;

(b)
Any Supervised Person of Curian who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by a Client, sub-advisor or Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(c)
Any natural person in a control relationship to Curian who obtains information concerning recommendations made by Curian with respect to the purchase or sale of a Security by a Client, sub-advisor or Funds; and

(d)	Any spouse, minor child, and any relative resident in the household of a person named in Section I.B.(2)(a) through (c).

Note:
The Compliance Department shall determine those persons who are considered to be Access Persons under this policy. A person does not become an Access Person simply by virtue of customarily assisting in the preparation of public reports, or receiving public reports, but not receiving information about current or prospective fund/portfolio recommendations, trading, transactions, or holdings.  Curian’s Chief Compliance Officer (or his/her designee) shall determine those persons who are Access Persons of Curian, and the requisite reporting requirements.

(3)
Beneficial Ownership means a direct or indirect pecuniary interest in a security, as set forth in Section 16 of the Securities Exchange Act of 1934, as amended.  A person, for example, would be deemed to have a beneficial ownership of securities if he or she directly owned the securities, his or her spouse or minor children owned the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities held by such person.

(4)	Client means any person that has entered an Asset Management Services Agreement with Curian.

(5)	Control means the power to exercise a controlling influence over the management or policies of a company and has a 25% or more ownership position of a company's equity securities.

(6)
Material Non-Public Information (“MNPI”) means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that officers, directors, agents, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and

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extraordinary management developments. (See, Curian’s Insider Trading Policies and Procedures additional information related to MNPI.)

(7)
Personal Account means the brokerage account of a Supervised Person, the brokerage accounts of his or her immediate family, and any brokerage or fiduciary account over which the Supervised Person has discretionary trading authority.

(8)	Related Security means any security convertible within sixty (60) days into a Security, and any future or option on the Security.

(9)
“Reportable Fund” means: (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

(10)
Restricted List or Watch List Security means any security placed on Curian’s Restricted List or Watch List pursuant to Curian’s “Chinese Wall Procedures.”  No Supervised Person may trade in any security on Curian’s Restricted List, and Supervised Person’s may be limited in conducting personal trades in securities on Curian’s Watch List.

(11)
“Security” means a security as defined in section 202(a)(18) of the Investment Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than Reportable Funds; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and (vi) any variable contract of an insurance company for which Curian or its affiliates are neither the investment adviser or principal underwriter.

II.	Prohibitions on Personal Securities Transactions and Other Limitations.

A.	General Prohibitions.

No Supervised Person shall in connection with the purchase or sale by such person of a Security held or to be acquired by any Client or Fund:

(1)	Employ any device, scheme or artifice to defraud such Client or Fund;

(2)	Make to such Client or Fund any untrue statement of a material fact or omit to state to such Client or Fund a material fact necessary in order to make the statements made not misleading;

(3)	Engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client or Fund; and/or

(4)	Engage in any manipulative practice with respect to such Client Fund.

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B.	Pre-Clearance Requirements.

(1)
No Supervised Person may, for a Personal Account held outside of the Curian Program, purchase or sell, directly or indirectly, a Security of an Initial Public Offering or a Private Placement for his or her Personal Account without requesting and receiving approval from the Compliance Department before placing the trade.

(2)
No Access Person that is part of the Asset Management Group or other employees who are privy or participate in the recommendations to buy and sell Securities in the Curian Program or Funds, may place a trade in a Security without preclearing 1 business day in advance of placing the trade.  This requirement does not apply to Reportable Funds.  Preclearance must be received from the Compliance Department before engaging in a personal securities trade in a non-exempt or Security transaction.  (See Section  I.B.(11) above.)

Note: Pre-clearance is mandatory for all personal securities transactions of Supervised Persons involving Initial Public Offerings and Private Placements. Pre-clearance is also required for investment personnel (Asset Management Group and other designated employees) before they can effect a personal trade in a non-exempt or Security.

(3)
Once approved, the transaction must be executed within 3 business days of approval. Should the time period for executing a proposed transaction lapse (i.e., trade is not completed within the allotted time period), the Access Person is prohibited from executing the trade until a new pre-approval form is completed and approved in accordance with  item II.B.(2) above.

(4)	All orders must be entered as either “market” or “day-limit” orders in order to prevent executions from occurring outside of the 3 business-day window. Good-til-cancel orders are prohibited.

C.	Conflicts of Interest with Clients.

No Access Person shall recommend any transaction in any Securities to any Client or Fund without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including:

(1)	The Access Person's Beneficial Ownership of any Securities of such issuer;

(2)	Any contemplated transaction by the Access Person in such Securities;

(3)	Any position the Access Person has with such issuer; and

(4)	Any present or proposed business relationship between such issuer and the Access Person (or any entity or party that the Access Person has a significant interest in).

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D.	Confidentiality Requirements.

No Access Person shall reveal any proposed transactions in Securities by one Client or Fund to:

(1)	Another Client or Fund;
(2)	Any employee of Curian; and/or
(3)	Any other person.

E.	Initial Public Offerings.

No Supervised Person may acquire a Security in an initial public offering or private securities sale without the written consent of Curian’s Compliance Department.

F.	No Short-Term Trading Profits.

No Access Person may profit from the:

(1)	Purchase of a Security followed by the sale of the same or a Related Security within thirty (30) days of the purchase if the account is not part of the Curian Program; and/or

(2)	Sale of a Security followed by the purchase of the same Security or a Related Security within thirty (30) days of the sale if the account is not part of the Curian Program.

G.	No Short-Selling of Prudential plc Securities.

No Supervised Person shall engage in any “short-selling” of Prudential plc securities (NYSE Ticker Symbol (PUK)).

H.	Options and Futures.

No Access Person shall engage in any Personal Investment Transaction for the purchase or sale of any option or future on any individual Security, including commodities, without receiving prior approval from the Compliance Department.

I.	Private Placements.

Each Supervised Person who owns Securities acquired in a private placement shall disclose such ownership to the Compliance Department. No Supervised Person may acquire or make a subsequent investment in a private placement without the prior written consent of Curian’s Compliance Department.

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J.	Limits on Gifts.

No Supervised Person shall offer, accept or receive any gift or more than de minimis value (generally, $100, as set forth in the Curian Non-Cash Compensation Policy) from any person or entity that does business with or on behalf of Curian. The receipt of an occasional lunch, dinner, ticket to a sporting event or other entertainment event within the criteria outlined in the Non-Cash Compensation Policy is considered acceptable.

III.	Procedures for the Pre-Clearance of Securities Transactions.

A.	Requirements.

For every proposed transaction in a Security and/or related Security that must be pre-cleared, a Supervised Person must:

(1)	Complete a “Personal Trading Request Authorization Form,” (located in S:\Curian Compliance\Curian Capital Compliance Forms);

(2)	File such Personal Trading Request Authorization Form with the Compliance Department; and

(3)	Receive authorization for the proposed transaction from the Compliance Department 1 day prior to placing a trade.

Note: The Compliance Department shall pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any Client or Fund.

B.	Timing of Purchases and Sales.

(1)
Once approved, the proposed transaction must be executed within 3 business days after receipt of approval from the Compliance Department.  This means that if you receive approval from the Compliance Department to buy or sell a security today, you must wait until the next day to execute, and have the next 2 business days to execute your transaction.

(2)
Should the time period for executing the proposed transaction lapse (trade is not completed within the allotted time period), the Supervised Person must complete a new Personal Trading Authorization Form for the same proposed transaction, and receive written pre-clearance from the Compliance Department.

Pre-clearance is mandatory for all personal securities transactions of Supervised Persons involving Initial Public Offerings and Private Placements. Pre-clearance is also required for investment personnel (Asset Management Group and other designated employees) before they can effect a personal trade in a non-exempt Security.

(3)	All orders must be entered as either “market” or “day-limit” orders in order to prevent executions from occurring outside of the3 business-day window. Good-til-cancel orders are prohibited.

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C.	Exempt Transactions - Pre-Clearance Requirements Not Applicable.

The pre-clearance requirements of Sections III.A. and III.B. shall not apply for the following:

(1)	Those securities excluded from the definition of “Securities” and “Related Securities” pursuant to Section I.B.(8) and I.B.(11) of this Code of Ethics;

(2)	Purchase or sales over which the Supervised Person has no direct or indirect influence or control; including accounts held at Curian Clearing that are part of the Curian Program;

(3)
Purchases or sales for a discretionary account managed by a broker-dealer or financial professional, including a Curian managed account, in which the Supervised Person has no involvement in the day-to-day management and stock selection of the account;

(4)
Purchases or sales effected pursuant to an automatic investment plan (i.e., dividend reinvestment plan, 401K program or other periodic investment programs).   To the extent such plans include a mutual fund or unit investment trust in which Curian or an affiliate is the investment adviser or principal underwriter, the transaction activity of such plans will be gathered separately and reviewed by Compliance in conjunction with the Supervised Persons’ reportable trades;

(5)
Purchases or sales of unaffiliated mutual funds, variable contracts of an insurance company and unit investment trusts in which Curian or an affiliate is not the investment adviser or principal underwriter.  Investment personnel (Supervised Persons) are still required to obtain pre-clearance prior to trading in securities of closed-end funds and Exchange Traded Funds (commonly referred to as ETFs);

(6)
Transactions in units of variable products for which shares of the Curian Variable Series Trust serve as the underlying investment portfolio, the transaction activity of such products will be reviewed by Compliance in conjunction with the Supervised Persons’ reportable trades; Compliance will review the activity within the variable insurance product to ensure trading is in compliance with the ban of short term trading (Section II F).

(7)	Purchase or sales that are non-volitional on the part of the Supervised Person (e.g., purchases made pursuant to an automatic dividend reinvestment plan);

(8)	Purchases or sales of securities that are not eligible for purchase by any Client;

(9)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities; and

Note: The Compliance Department may, in very limited circumstances, grant an exemption or exception on a case-by-case basis, provided that such exceptions do not constitute a conflict of interest with the trading of Client accounts nor have a market impact.

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IV.	Reporting requirements of Supervised Persons.

A.	Opening Personal Accounts.

Every Supervised Person who opens a Personal Account (See section I.B.7) which can be used to effect the purchase or sale of a Security at a broker-dealer, bank, or other financial institution shall:

(1) Immediately notify the Compliance Department of the opening of such account; and

(2)
Direct each such broker-dealer, bank, or other financial institution to provide the Compliance Department a duplicate copy of each confirmation and periodic account statement issued to such Supervised Person.

Note: Supervised Persons opening brokerage accounts must complete a “Securities Account Disclosure Form” and “Securities Holdings Disclosure Form,” as set forth in Section IV.B.

B.	Personal Securities Reports.

All Access Persons shall complete, sign, and submit to the Compliance Department a Securities Account Disclosure Form and Securities Holdings Disclosure Form  (located in S:\Curian Compliance\Curian Capital Compliance\Forms); no later than ten (10) days after becoming an Access Person.  The information reported in these forms must be current as of a date no more than (45) days prior to the date in which the person becomes an Access Person.

In addition, all Supervised Persons opening a new account at a broker-dealer, bank, or other financial institution must complete, sign, and submit to the Compliance Department a Securities Account Disclosure Form and Securities Holdings Disclosure Form.

(1)
The Securities Account Disclosure Form shall contain such information, including, but not limited to, the name of any broker-dealer, bank, or financial institution with whom the Supervised Person maintained an account in which any securities were held for the direct or indirect benefit of the Supervised Person, as of the date the person became an Supervised Person.

(2)
The Securities Holdings Disclosure Form shall contain such information, including, but not limited to, the title, number of shares, and principal amount of each security in which the Supervised Person had any direct or indirect beneficial ownership when the person became a Supervised Person.  Securities held in certificate form should also be identified on the form.

(3)	As part of the Annual Certification of Compliance requirement set forth in Section IV. D., each Supervised Person will: (i) submit an annual holdings report on the Securities Holding Disclosure Form to confirm their securities holdings, including those held in certificates; and (ii) confirm their existing brokerage accounts by submitting an updated Securities Account Disclosure Form.

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C.	Quarterly Transaction Reports.

All Supervised Persons are required to have their broker dealers and financial intermediaries provide the Compliance Department with duplicate copies of their brokerage confirmations and statements for all Securities. Additionally, the Compliance Department has made arrangements to periodically receive internal reports regarding the trading activity of Supervised Persons in Reportable Funds offered under variable annuities, those variable products for which the the Funds of the Curian Variable Series Trust serve as the underlying investment portfolio, 401k plans or other incentive programs available through Curian or its affiliates. Accordingly, Supervised Persons will not have to complete and submit a “Quarterly Transaction Report” since the Compliance Department is already receiving information about their personal securities trading.

If a Supervised Person executes a transaction directly with an issuer or a financial intermediary that does not furnish duplicate confirmations and statements to the Compliance Department, then he or she must submit a Quarterly Transaction Report (located in S:\Curian Compliance\Curian Capital Compliance\Forms); for such reportable transactions, not later than thirty (30) days after the end of the calendar quarter. Quarterly Transaction Reports filed pursuant to this Section IV.B. shall contain:

(1)	The name of the Supervised Person making the report;

(2)	Date of the transaction;

(3)	Title and number of shares involved;

(4)	Principal amount of each Security involved;

(5)	Nature of the transaction (buy or sell);

(6)	Price at which transaction was effected; and

(7)	Name of the issuer or financial intermediary through whom the transaction was effected.

Supervised Persons who do not have duplicate statements and confirms sent to the Compliance Department for their Personal Account(s), are also required to file a negative report stating that they do not engage in a personal securities transaction during a quarter if they have had no transactions.

The Compliance Department will send a quarterly email notice to each Supervised Person to remind them of their responsibilities to facilitate compliance.

D.	Initial and Annual Certification.

Every Supervised Person shall complete a “Code of Ethics Certification” (attached hereto as Exhibit A), upon initial receipt of this Code of Ethics. In addition, all Supervised Persons are required to complete an Annual Code of Ethics and Compliance Certification (“Annual Certification”) that he or she has:

(1)	Complied with this Code of Ethics;

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(2)	Read and understands this Code of Ethics;

(3)	Disclosed, pre-cleared, and reported all transactions in Securities and Related Securities to the Compliance Department, consistent with the requirements of this Code of Ethics;

(4)
The Annual Certification may also include, but is not limited to, obtaining confirmation and/or information from Supervised Persons about their outside business activities, positions or directorships, personal securities accounts and holdings, and other disclosures necessary to the business of Curian and/or required by its Board of Managers; and

(5)	Supervised Persons will be requested to submit their Annual Certification to the Compliance Department during the first quarter of each year.

E.	Reporting Violations.

Any person becoming aware of a violation or an apparent violation of this Code of Ethics shall promptly report such matter to the Chief Compliance Officer Department.

V.	Compliance Department Duties

A.	Review of Transactions.

The Compliance Department shall review and compare all reported transactions in Securities and Related Securities with:

(1)	The transactions of the Supervised Person indicated on his or her confirmations and account statements;

(2)	The approval forms granting approval for transactions requiring pre-clearance; and

(3)	The transactions executed by Curian on behalf of its Clients.

B.	Investigation of Possible Violations.

If the Compliance Department suspects that a Supervised Person has violated these Procedures, the Compliance Department shall investigate the alleged violation, and, as a part of that investigation, allow the Supervised Person an opportunity to explain why the violation occurred or did not occur.

C.	Violations of the Code of Ethics.

The Compliance Department and Curian’s senior management have an affirmative duty to monitor compliance with the Code of Ethics, including, the following reporting and disciplinary requirements:

(1)	The Compliance Department will take appropriate action to correct or remedy inadvertent or technical infractions of the Code of Ethics. The following

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describes the four-step process and sanctions related to responding to infractions, which are not egregious or a serious violation of these procedures.

(a)
First offense.  A warning will be issued to the Supervised Person and a record of the notice will be retained by the Compliance Department.  Depending on the circumstances, the person may be requested to unwind or cancel the trade, forfeit any profit, or other action commensurate with the infraction.

(b)
Second Infraction.  The person will be suspended from engaging in a personal securities transaction for thirty (30) days.  The suspension does not apply to transactions that are not reportable and otherwise exempt (e.g., an existing 401K plan).  Depending on the circumstances, the person may be requested to unwind or cancel the trade, forfeit any profit, or other action commensurate with the infraction.

(c)
Third Infraction.  The person will be suspended from engaging in a personal securities transaction for ninety (90) days.  After completing the suspension, Personal Securities Transactions in Securities by the individual will be subject to pre-clearance by the Compliance Department for the next sixty (60) days. The suspension does not apply to transactions that are not reportable and otherwise exempt.  Depending on the circumstances, the person may be requested to unwind or cancel the trade, forfeit any profit, or other action commensurate with the infraction.

(d)
Fourth Infraction.  Personal trading privileges under this Code of Ethics will be revoked and a recommendation will be made to management and/or Human Resources to consider reassigning or taking other action, which may include the dismissal of the person.  Depending on the circumstances, the person may be requested to unwind or cancel the trade, forfeit any profit, or other action commensurate with the infraction.

(2)
If a Supervised Person has committed an egregious or serious violation of these Procedures, the Chief Compliance Officer will investigate and report his or her findings to senior management.  Such report will include his or her recommendation on what steps should be taken to address such violation, including, recommending sanctions against the violator.

(3)
On consideration of the report and any other relevant information, senior management will take appropriate disciplinary action under the circumstances to sanction the violator.  Such action may include, but is not limited to, a letter of censure, fine, suspension of trading privileges, forfeiture of profits, suspension, and reassignment and/or termination of employment.

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VI.	Records Retention.

The Compliance Department shall maintain the following records for a period of not less than five (5) years:

A.	A copy of these Procedures;

B.
Records of any violation of these Procedures and subsequent actions taken by the Compliance Department and/or Curian management will be maintained by the Compliance Department in response to such violation;

C.	Copies of Supervised Person reports and broker-dealer, bank, or financial institution confirmations and account statements;

D.	Copies of all Forms completed by Supervised Persons, as required pursuant to this Code of Ethics; and

E.	Lists of all Access Persons.

VII.	Training.

A.	New Employees.

Each newly hired Supervised Person or newly designated Access Person shall receive a copy of this Code of Ethics and shall be required to certify, within thirty (30) days of such designation, the receipt of such Code of Ethics, and that he or she has read and understands the Procedures.

B.	Initial Review.

A representative from the Compliance Department shall be available to review the Code of Ethics with any newly hired Supervised Person or newly designated Access Person.

C.	Annual Training.

The Compliance Department shall at least annually conduct a training seminar reviewing the requirements of the Code of Ethics and the required duties of Supervised Persons.

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Exhibit A

CODE OF ETHICS CERTIFICATION

I hereby certify that: (i) I have read and understand the Curian Capital Code of Ethics, (ii) recognize that I am subject to the compliance policies and procedures contained therein, and (iii) will cooperate with any inquiry regarding my Securities trading activities conducted by the Compliance Department, and any regulatory agency.

Signed:

Name:

Date:

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